General Money Market Fund, INC.

SHAREHOLDER SERVICES PLAN

Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Shareholder Services Plan under which the Fund would pay the Fund's distributor (the "Distributor") for providing services to shareholders of each class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class").  The Distributor would be permitted to pay certain financial institutions, securities dealers and other industry professionals (collectively, "Service Agents") in respect of these services.  The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee under the Plan is intended to be a "service fee" as defined under the Conduct Rules of the Financial Industry Regulatory Authority.

The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to each Class for such purposes.

In voting to approve the implementation of such a plan, the Fund's Board has concluded, in the exercise of its reasonable business judgment and in light of its fiduciary duty, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

The Plan:  The material aspects of this Plan are as follows:

1.                   The Fund shall pay to the Distributor a fee at the annual rate set forth next to each Class on Exhibit A in respect of the provision of personal services relating to shareholder accounts, such as answering shareholder inquiries regarding the Fund, and/or services related to the maintenance of shareholder accounts.  The Distributor shall determine the amounts to be paid to Service Agents and the basis on which such payments are made.  Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any agreement between the Service Agent and the Distributor related to the provision of such services by the Service Agent to its clients who are beneficial owners of shares of the respective Class.

2.                   For the purpose of determining the fees payable under this Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets attributable to such Class.

3.                   The Fund's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

4.                   As to each Class, this Plan will become effective at such time as is specified by the Fund's Board, provided that the Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5.                   As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6.                   As to each Class, this Plan may be amended at any time by the Fund's Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7.                   As to each Class, this Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

Dated:  January 11, 1995

Amended/Effective as of:  May 31, 2019

EXHIBIT A

Fee as a Percentage of
Name of Class	Average Daily Net Assets
Class A shares	.20%
Class B shares	.25%